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                                EXHIBIT (c)(8)

                              ARTICLE VIII OF THE
                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                          COMMUNICATIONS CENTRAL INC.

         (a) The Corporation shall indemnify its directors and former directors who served as such at any time subsequent to April 15, 1991 and shall provide advances for expenses incurred by any of them in connection with any proceeding, to the fullest extent allowed under the Georgia Business Corporation Code (the "Code"), as it exists now or as hereafter may be amended. Such indemnification and advances for expenses shall be made in accordance with the Code, as it exists now and as hereafter may be amended, and subject to the conditions and limitations provided therein, including, without limitation, any condition that the director to be indemnified or provided advances for expenses has met applicable standards of conduct.

         (b) The Corporation shall indemnify its officers, employees and agents, and former officers, employees and agents who served as such at any time subsequent to April 15, 1991, and shall provide advances for expenses incurred by any of them in connection with any proceeding, to the fullest extent allowed with respect to directors of the Corporation under the Code, as it exists now or s hereafter may be amended. Such indemnification and advances for expenses shall be made in accordance with the Code, as it exists now and as hereafter may be amended, and subject to the conditions and limitations provided therein with respect to indemnification and advancement of expenses to directors, including without limitation, any condition that the officer, employee or agent to be indemnified or provided advances for expenses has met standards of conduct that are the same as or comparable to standards of conduct applicable to directors.

         (c) The Corporation may purchase and maintain insurance on behalf of any such persons whether or not the Corporation would have the power to indemnify such officers and directors against any liability under the Code. If any expense of other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with the provisions of the Code.